Exhibit 3.3

State of Michigan
Department of Licensing and Regulatory Affairs
Corporations Division
Filed Mar 31 2014

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF DIPLOMAT PHARMACY, INC.

a Michigan corporation

Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned execute the following Articles:

FIRST: The present name of the corporation is Diplomat Pharmacy, Inc.

SECOND:  The identification number assigned by the Bureau is: 099705.

THIRD: The former name(s) of the corporation are:  none.

FOURTH:  The original Articles of Incorporation of the corporation were filed with the Secretary of State of Michigan on March 26, 1975.

FIFTH:  The following Restated Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation for the corporation:

ARTICLE I

The name of the corporation is Diplomat Pharmacy, Inc.

ARTICLE II

The address of the registered office of the corporation in the State of Michigan is 4100 South Saginaw Street, Flint, Michigan 48507, and the name of the registered agent at such address is Philip R. Hagerman.

ARTICLE III

The purpose of the corporation is to engage in any activity within the purposes for which a corporation may be formed under the Business Corporation Act of the State of Michigan.

ARTICLE IV

A.                                    Classes of Stock.  The corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the corporation is authorized to issue is one hundred one thousand four hundred sixty four (101,464) shares: one hundred thousand seven hundred thirty-two (100,732) shall be Common Stock, $1.00 par value, consisting of five thousand (5,000) shares of Class A Voting Common Stock, ninety-five thousand (95,000) shares of Class B Nonvoting Common Stock and seven hundred thirty-two (732) shares of Class C Voting Common Stock, and seven hundred thirty-two (732) shall be Preferred Stock, $.001 par value, all of which shares shall be designated Series A Preferred Stock (the “Series A Preferred Stock”).  Each share of each class of Common Stock shall have equal and identical rights, preferences and limitations, except for voting rights.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote (voting together as a single class on an as-converted basis) irrespective of the provisions of Section 615 of the Business Corporation Act of the State of Michigan.

B.                                    Rights, Preferences and Restrictions of Series A Preferred Stock.  The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock are set forth below in this Article IV(B).

1.                                      Dividend Participation.

Unless otherwise agreed to, by vote or written consent by the holders of at least two-thirds of the then outstanding shares of Preferred Stock, voting as a single class (the “Requisite Holders”), the corporation shall not declare a dividend or other distribution (other than a dividend payable solely in shares of Common Stock) on the Common Stock or any class or series that is convertible into Common Stock whether payable in securities of the corporation or any other persons, evidences of indebtedness issued by the corporation or any other persons, assets (including cash) or options or rights to purchase any assets, securities or evidences of indebtedness, or otherwise, unless in each such case the holders of the Series A Preferred Stock outstanding shall first receive, or simultaneously receive a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

2.                                      Liquidation Preference.

(a)                                 Liquidation Preference Amount.  In the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation or the occurrence of a Liquidation Event (as defined below), the holders of Series A Preferred Stock shall be entitled to receive, out of the assets legally available for distribution, or the consideration received in such transaction prior and in preference to any distribution of any of the assets of the corporation (or the consideration received in such transaction) to the holders of Common Stock by reason of their ownership thereof, an amount per share (“Liquidation Preference”) equal to the greater of either (i) the sum of (A) the Original Series A Issue Price and (B) such additional amount to cause such holders to achieve a 15% return (on a pre-tax basis, compounding annually) with respect to their outstanding shares of Series A Preferred Stock from the date of issuance, or (ii) the amount that such holders would receive with respect to their outstanding shares of Series A Preferred Stock if all of their outstanding shares of Series A Preferred Stock had been fully converted into shares of Common Stock immediately prior to such Liquidation Event.  If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder.  The “Original Series A Issue Price” of the Series A Preferred Stock is $142,320 per share, as adjusted from time to time for stock splits, stock dividends and the like.

(b)                                 Distributions After Liquidation Preference.  After payment of the Liquidation Preference, subject to the rights of series of Preferred Stock which may from time to time come into existence, the remaining assets of the corporation available for distribution to stockholders (or the consideration received in such transaction) shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each, and the holders of Series A Preferred Stock shall not be entitled to receive any additional amounts with respect to the Liquidation Event.

(c)                                  Liquidation Events.  For purposes of this Section 2, unless otherwise agreed to, by vote or written consent, by the Requisite Holders, a “Liquidation Event” shall be deemed to be occasioned by, and to include, a sale, lease, transfer or other disposition (whether by merger or otherwise) of all or substantially all of the assets of the corporation and its subsidiaries taken as a whole, or the sale, lease, transfer or other disposition (whether by merger or otherwise) of one or more subsidiaries of the corporation if substantially all of the assets of the corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer or other disposition is to a wholly owned subsidiary of the corporation, or a merger, share exchange, acquisition or sale of voting control of the corporation in which the stockholders of the corporation immediately prior to such transaction do not own a majority of the total voting power represented by the equity interests of the surviving or resulting entity or the corporation, as the case may be (or if the surviving or resulting entity or corporation is a wholly-owned subsidiary following such acquisition, its parent), immediately following such transaction.

(d)                                 Stockholder Transfer; Effective a Liquidation Event.  No stockholder of the corporation shall enter into any transaction or series of related transactions in which more than a majority of the voting power of the corporation is transferred unless (A) the terms of such transaction or transactions provide that the consideration to be paid to all stockholders of the corporation is to be allocated in accordance with the priorities set forth in this Section 2, or (B) the Requisite Holders agree thereto in writing.  The corporation shall not have the power to effect a Liquidation Event unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the corporation shall be allocated among the holders of capital stock of the corporation in accordance with the priorities set forth in this Section 2, or (B) the Requisite Holders agree thereto in writing.

(e)                                  Valuation.  In any of such events, if the consideration received by or distribution made by the corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors, except that the fair market value of any securities not otherwise valued in the transaction constituting the deemed liquidation shall be valued as follows:

(i)                                     Securities not subject to investment letter or other similar restrictions on free marketability:

(A)                               If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or quotation system over the twenty (20) business day period ending three (3) business days prior to the date of distribution;

(B)                               If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) business day period ending three (3) business days prior to the date of distribution; and

(C)                               If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board of Directors.

(ii)                                  The valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall reflect an appropriate discount from the market value determined as above in Section 2(e)(i) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.  Notwithstanding the foregoing, no discount from market value shall be taken where (i) the securities are actively traded, (ii) the issuer of the securities is eligible to register such securities on a Form S-3 and (iii) the issuer of the securities agrees to register such securities on a Form S-3 (subject to customary terms and conditions for such a registration).

(f)                                   Deferred Consideration.  In the event of a Liquidation Event, if any portion of the consideration payable to the stockholders of the corporation is placed into escrow, and/or is payable to the stockholders of the corporation subject to contingencies, the Merger Agreement shall provide that the portion of such consideration that is not placed into escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the stockholders of the corporation in accordance with Sections 2(a) and 2(b) above as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event; provided that, for the sake of clarity, if the holders of the Series A Preferred Stock shall receive the consideration contemplated by Section 2(a)(ii) above in connection with such Liquidation Event, there shall be deducted from the amount that would otherwise be payable to each holder of Series A Preferred Stock pursuant to Section 2(a)(ii) an amount equal to such holder’s pro rata share (based on the number of shares of Common Stock held by such stockholder, for this purpose treating all shares of Series A Preferred Stock as if they had been converted to shares of Common Stock) of any portion of the consideration payable to the stockholders of the corporation that is placed into escrow and/or is payable to the stockholders of the corporation subject to contingencies.  Any additional consideration which becomes payable to the stockholders of the corporation upon release from escrow or satisfaction of contingencies shall be allocated among the stockholders of the corporation in accordance with Sections 2(a) and 2(b) above after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(g)                                  Notice.  The corporation will give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices will describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the corporation will thereafter give such holders prompt notice of any material changes.  The transaction will in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein.  The time periods referred to in this Section 2(g) may be shortened upon the written consent of the Requisite Holders.

3.                                      Conversion.  The holders of the Series A Preferred Stock have conversion rights as follows (the “Conversion Rights”):

(a)                                 Right to Convert.  Each share of Series A Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, by surrender of such share of Series A Preferred Stock at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Class C Voting Common Stock as is determined by dividing (i) the Original Series A Issue Price plus any declared but unpaid dividends by (ii) the Series A Conversion Price (as herein defined) applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion (the “Series A Conversion Rate”).  The initial conversion price (“Series A Conversion Price”) per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price; provided, however, that the Series A Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in Section 3(d).

(b)                                 Automatic Conversion.  Each share of Series A Preferred Stock shall automatically be converted into shares of Class C Voting Common Stock based on the Series A Conversion Rate at the time in effect for such share without any action by the holders thereof immediately upon the earlier of (i) immediately prior to the closing of the corporation’s sale of its Common Stock in a firmly underwritten public offering of the Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission, and declared effective under the Securities Act of 1933, as amended (the “Securities Act”), and not subsequently withdrawn, in which the gross cash proceeds to the corporation (before underwriting discounts, commissions and fees) are at least Thirty-Five Million Dollars ($35,000,000) (a “Qualified IPO”) or (ii) the date specified by written consent or vote of the Requisite Holders (provided such specified date is on or after the date of obtaining such consent or vote).  The corporation shall provide at least ten days written notice to each holder of Series A Preferred Stock of the corporation’s intention to effect a transaction which would give rise to an automatic conversion pursuant to clause (i) above and the holders of Series A Preferred Stock effecting an automatic conversion pursuant to clause (ii) above shall, within ten (10) business days following such an automatic conversion pursuant to clause (ii) above provide written notice to the corporation at its principal corporate office of the occurrence of such automatic conversion pursuant to clause (ii) above.  Within three business days of the occurrence of an automatic conversion pursuant to clause (i) above, the corporation shall provide written notice to all record holders of Series A Preferred Stock of the occurrence of such conversion.  Notices shall be given by the corporation by reputable overnight delivery service, for next business day delivery, to the address of each holder of Series A Preferred Stock as shown in the stock record books of the corporation.  Such notice shall state the date on which the automatic conversion occurred and shall call upon the holders of Series A Preferred Stock to deliver to the corporation the certificates representing shares of Series A Preferred Stock so converted (or an affidavit of loss, mutilation or destruction together with an indemnity to the corporation for any loss in connection with such loss, mutilation or destruction).  In the event of such an automatic conversion and upon receipt by the corporation of certificates representing shares of Series A Preferred Stock so surrendered (or such affidavit and indemnity as the case may be), the corporation shall cancel such certificates so surrendered (it being understood that a conversion shall be deemed to have occurred whether or not so surrendered) and forthwith following such receipt by it issue to the transmitting holder certificates for shares of Class C Voting Common Stock issued as a result thereof, dated the date of such automatic conversion, and such holders shall be deemed for all purposes to be the holders of such Class C Voting Common Stock as of the date of such conversion; provided, however, that on the date of such automatic conversion, the outstanding shares of Series A Preferred Stock shall be converted automatically without further action by the holders of such shares whether or not the certificates representing such shares are surrendered to the corporation.  The corporation shall not be obligated to issue certificates evidencing shares of Class C Voting Common Stock in respect of specific shares of Series A Preferred Stock until the corporation has either received the certificate in respect of such shares of Series A Preferred Stock or such affidavit and indemnity with respect to the certificate for such shares of Series A Preferred Stock, in each case as aforesaid.  A holder of Series A Preferred Stock may, at its option, tender certificates for Series A Preferred Stock for conversion (or such an affidavit and indemnity) in advance of such automatic conversion, such tender to be conditioned upon the closing of the transaction giving rise to such automatic conversion, in which event the person(s) entitled to so receive the Class C Voting Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such transaction.

(c)                                  Mechanics of Conversion.  In order to effect a conversion at its option pursuant to subsection (a) above, a holder of Series A Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed (or provide notice of loss, mutilation or destruction thereof and indemnify the corporation for any loss by it in connection with such loss, mutilation or destruction), at the principal office of the corporation, and together therewith give written notice of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class C Voting Common Stock are to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class C Voting Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted (or such affidavit and indemnity of loss, mutilation or destruction as the case may be), and the person or persons entitled to receive the shares of Class C Voting Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class C Voting Common Stock as of such date.

(d)                                 Conversion Price Adjustments of Series A Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.  The Series A Conversion Price shall be subject to adjustment from time to time as follows:

(i)                                     (A)                               If the corporation shall issue or be deemed to have issued, after the date upon which any shares of Series A Preferred Stock were first issued (the “Series A Purchase Date” with respect to such shares), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series A Preferred Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Series A Preferred Conversion Price in effect immediately prior to each such issuance shall automatically (except as otherwise provided in this subsection (i)) be reduced (in order to increase the number of shares of Class C Voting Common Stock into which each share of Series A Preferred Stock is convertible) to a price per share determined by multiplying the Series A Preferred Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the corporation for such issuance, if any, would purchase at a price per share equal to the Series A Preferred Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock so issued.  For the purposes of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series A Preferred Stock and all other convertible securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Class C Voting Common Stock issuable with respect to shares of Series A Preferred Stock, convertible securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the Series A Preferred Conversion Price (or other conversion ratios) resulting from the issuance of Additional Stock causing such adjustment.

(B)                               No adjustment of the Series A Preferred Conversion Price shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment.  Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of the Series A Preferred Conversion Price pursuant to this Section 3(d)(i) shall have the effect of increasing such Series A Preferred Conversion Price above the Series A Preferred Conversion Price in effect immediately prior to such adjustment.

(C)                               In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)                               In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors, irrespective of any accounting treatment.

(E)                                In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 3(d)(i) and Section 3(d)(ii):

(1)                                 The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 3(d)(i)(C) and 3(d)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2)                                 The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 3(d)(i)(C) and 3(d)(i)(D)).

(3)                                 In the event of any change in the number of shares of Common Stock deliverable by, or in the consideration payable to, the corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series A Preferred Conversion Price, to the extent in any way affected by or computed using such options, rights or convertible or exchangeable securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)                                 Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series A Preferred Conversion Price, to the extent in any way affected by or computed using such options, rights or convertible or exchangeable securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)                                 The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 3(d)(i)(E)(l) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 3(d)(i)(E)(3) or (4).

(ii)                                  “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 3(d)(i)(E)) by the corporation after the Series A Purchase Date other than:

(A)                               shares of Class C Voting Common Stock issued upon conversion of the Series A Preferred Stock or as a dividend or distribution on the Series A Preferred Stock;

(B)                               shares of Common Stock and/or options or other purchase rights and the shares of Common Stock issued pursuant to such options or other purchase rights issuable or issued to employees, advisors, consultants, directors or advisory board members (other than Jeff Rowe and Phil Hagerman (in their individual capacities) and their respective affiliates) pursuant to one or more plans, agreements or similar arrangements approved by the Board and not to exceed in the aggregate such number of shares that would represent 20% of the fully-diluted capitalization of the corporation as of the date thereof after giving effect to such issuance or deemed issuance;

(C)                               shares of Common Stock issued upon the exercise or conversion of warrants or convertible securities outstanding as of the date hereof; or

(D)                               shares of Common Stock issued in connection with mergers, acquisitions, strategic transactions, joint ventures, equipment leasing, debt financings and commercial transactions approved by the Board.

(iii)                               Stock Splits and Subdivisions.  In the event the corporation should at any time or from time to time after the Series A Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock (without a corresponding split or subdivision of the Series A Preferred Stock) or the determination of holders of Common Stock entitled to receive a dividend or other distribution (without a corresponding dividend or distribution on Series A Preferred Stock) payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock

Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents or in connection therewith (including, without limitation, for the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series A Preferred Conversion Price shall be appropriately decreased so that the number of shares of Class C Voting Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents, with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 3(d)(i)(E).

(iv)                              Combinations.  If the number of shares of Common Stock outstanding at any time after the Series A Purchase Date is decreased by a combination of the outstanding shares of Common Stock (without a corresponding combination of the Series A Preferred Stock), then, following the record date of such combination, the Series A Preferred Conversion Price shall be appropriately increased so that the number of shares of Class C Voting Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(e)                                  Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision or combination provided for in Section 3(d)(iii) or Section 3(d)(iv) or a capital reorganization, merger, consolidation, or sale provided for in Section 3(f)), provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Series A Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(f)                                   Reorganizations, Mergers, Consolidations or Sales of Assets.  If at any time or from time to time, there is a capital reorganization of the Common Stock or the merger or consolidation of the corporation with or into another corporation or the sale of all or substantially all of the assets of the corporation (other than a Liquidation Event or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 3), then, as a part of such capital reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock held by them, the number of shares of stock or other securities or property of the corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of Series A Preferred Stock after such capital reorganization, merger, consolidation, or sale to the end that the provisions of this Section 3 (including adjustment of the Series A Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g)                                  Other Distributions.  In the event the corporation shall declare a distribution payable in securities of other entities, evidences of indebtedness issued by the corporation or other entities, assets (excluding cash dividends) or options or rights not referred to in Section 3(d)(iii), then, in each such case for the purpose of this Section 3(g), the holders of shares of Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Class C Voting Common Stock into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

(h)                                 No Impairment.  The corporation will not, by amendment of its Amended and Restated Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment; provided, however, that the foregoing shall not prevent the corporation from amending its Amended and Restated Articles of Incorporation upon receiving the appropriate stockholder consents, including pursuant to Section 5(a)(i) herein.

(i)                                     No Fractional Shares and Certificate as to Adjustments.

(i)                                     No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred Stock, and the number of shares of Class C Voting Common Stock to be issued shall be rounded to the next whole share (with one-half rounded upward).  Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Class C Voting Common Stock and the number of shares of Class C Voting Common Stock issuable upon such aggregate conversion.

(ii)                                  Upon the occurrence of each adjustment or readjustment of the Series A Preferred Conversion Price pursuant to this Section 3, the corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series A Preferred Conversion Price at the time in effect, and (C) the number of shares of Class C Voting Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such holder’s Series A Preferred Stock.  Notwithstanding anything to the contrary in this Section 3, except for any increases to the Series A Preferred Conversion Price pursuant to

Section 3(d)(i)(E)(3) and 3(d)(i)(E)(4), any adjustment to the Series A Preferred Conversion Price may be waived by the Requisite Holders in a writing delivered by the Requisite Holders to the corporation.

(j)                                    Notices of Record Date.  In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein (or such lesser period as permitted by the Requisite Holders), a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(k)                                 Reservation of Stock Issuable Upon Conversion.  The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Class C Voting Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of Series A Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Articles of Incorporation.

(l)                                     Payment of Taxes.  The corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Class C Voting Common Stock upon conversion of shares of Series A Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Class C Voting Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.

4.                                      Voting Rights.  The holders of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Class C Voting Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

5.                                      Protective Provisions.

(a)                                 The corporation shall not, and it shall not permit any subsidiary to, without first obtaining the approval (by vote or written consent) of the Requisite Holders, take any of the following actions (whether by amendment, merger, consolidation, recapitalization or otherwise):

(i)                                     alter or change the rights, preferences or privileges of any of terms of the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely;

(ii)                                  amend or waive any provision of the corporation’s Articles of Incorporation or Bylaws so as to affect the Series A Preferred Stock adversely;

(iii)                               increase the authorized shares of Series A Preferred Stock; or

(iv)                              declare or pay dividends or other distributions or redeem any shares of capital stock (other than as permitted herein) in an aggregate amount greater than would be permitted under the corporation’s credit facilities in effect from time to time.

Notwithstanding the foregoing, the mere creation or issuance (other than by reclassification) of any new or existing class or series of shares having rights, preferences or privileges senior to or on parity with the Series A Preferred Stock shall not be deemed to adversely affect the Series A Preferred Stock.

6.                                      Optional Redemption.

(a)                                 Following the receipt by the corporation of a written request from the Requisite Holders (the “Redemption Request”) that all shares of Series A Preferred Stock be redeemed anytime on or after the earlier of (i) January 23, 2021, (ii) such time as the corporation’s Enterprise Value is equal to or greater than $5,000,000,000, (iii) such time as the majority of the members of the Board of Directors as of the date hereof are no longer members of the Board of Directors and Phil Hagerman is not a member of the Board of Directors, (iv) such time as Phil Hagerman is no longer serving in an executive capacity for the corporation, and (v) such time as Phil Hagerman and/or Jeffrey Rowe (together with their respective family members, estate planning vehicles and affiliates) no longer directly or indirectly control a majority of the economic or voting power of the corporation, the corporation shall, to the extent that it may lawfully do so, redeem all of the shares of Series A Preferred Stock then outstanding, at a price per share (the “Series A Redemption Price”) in cash equal to the greater of (A) the Original Series A Issue Price plus all declared but unpaid dividends on such share, and (B) the Fair Market Value.  Any such redemption shall be effected on a date (such date, the “Redemption Date”) within at least thirty (30) days of (x) such request for redemption and (y) the determining of the Series A Redemption Price pursuant to the terms herein.  At least fifteen (15) but not more than thirty (30) days prior to any such redemption the corporation shall provide notice to all holders of Series A Preferred Stock of the date of the Redemption Date and the Series A Redemption Price.

(b)                                 From and after the Redemption Date, except as provided below, the holders of Series A Preferred Stock shall have solely the right to receive payment of the Series A Redemption Price in respect of shares of Series A Preferred Stock, and the Series A Preferred Redemption Price shall be paid to a holder of Series A Preferred Stock upon surrender by such holder at the principal office of the corporation of certificates representing such Series A Preferred Stock (or an affidavit of loss, mutilation or destruction, together with an indemnity against loss as a result thereof).  Upon receipt of the Redemption Request, the corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by any financing arrangements of the corporation or Michigan law governing distributions to shareholders.  If the corporation shall not have sufficient funds legally available to make full redemption of the Series A Preferred Stock pursuant to Section 6(a), then it shall redeem as much Series A Preferred Stock, pro rata among the holders thereof, as is legally permissible until all such shares of Series A Preferred Stock have been redeemed, and thereafter shall use its best efforts to secure legally available funds for such a redemption and when any such additional funds of the corporation become legally available from time to time for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem additional shares of Series A Preferred Stock (again, pro rata among holders) until all such shares of Series A Preferred Stock have been redeemed.  Until the Redemption Date, all shares of Series A Preferred Stock shall remain outstanding, fully convertible, and otherwise entitled to all rights and benefits hereunder and under law.  Following such Redemption Date as to any shares of Series A Preferred Stock as to which the corporation does not have sufficient legally available funds for redemption or (without limiting any obligations of the corporation or any rights of any holder of Series A Preferred Stock) in the event of any default by the corporation of its obligations of redemption hereunder, shares of Series A Preferred Stock which have not been redeemed shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

(c)                                  If the holders of Series A Preferred Stock own in the aggregate more than 20% of the sum of the Common Stock and the Series A Preferred Stock (based on the number of shares of Class C Voting Common Stock into which such Series A Preferred Stock would be convertible at such time) (the “20% Threshold”) as of immediately prior to the corporation’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act (the “IPO”), then following the receipt by the corporation of a written request from the Requisite Holders in accordance with the remaining provisions of this Section 6(c) (the “IPO Redemption Request”), the corporation shall, to the extent that it may lawfully do so, redeem the minimum number of shares of Series A Preferred Stock, pro rata among the holders thereof, as is necessary to reduce the aggregate holdings of Class C Voting Common Stock and Series A Preferred Stock of such holders below the 20% Threshold, at a price per share in cash equal to the Series A Redemption Price.  Any such redemption shall be effected following such request for redemption, which shall be made at least fifteen (15) days prior to the anticipated date of the IPO (such date, the “IPO Redemption Date”) as provided by the corporation in accordance with the immediately following sentence of this Section 6(c), and in any event prior to the effective date of the IPO.  The corporation shall provide notice to all holders of Series A Preferred Stock of the date of the anticipated date of the IPO and the Series A Redemption Price at least thirty (30) days prior to the IPO.

(d)                                 From and after the IPO Redemption Date, except as provided below, the holders of Series A Preferred Stock shall have solely the right to receive their pro rata share of payment of the Series A Redemption Price in respect of that number of shares of Series A Preferred Stock necessary to reduce the aggregate holdings of Common Stock and Series A Preferred Stock of such holders below the 20% Threshold, and such payment shall be paid to a holder of Series A Preferred Stock upon surrender by such holder at the principal office of the corporation of certificates representing such Series A Preferred Stock (or an affidavit of loss, mutilation or destruction, together with an indemnity against loss as a result thereof).  If the corporation shall not have sufficient funds legally available to redeem that number of shares of the Series A Preferred Stock required pursuant to Section 6(c), then it shall redeem as much Series A Preferred Stock, pro rata among the holders thereof, as is legally permissible until all such shares of Series A Preferred Stock have been redeemed.  Following such IPO Redemption Date as to any shares of Series A Preferred Stock required to be redeemed pursuant to Section 6(c) as to which the corporation does not have sufficient legally available funds for redemption or (without limiting any obligations of the corporation or any rights of any holder of Series A Preferred Stock)  in the event of any default by the corporation of its obligations of redemption hereunder, shares of Series A Preferred Stock which have not been redeemed shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

(e)                                  The following additional definitions shall apply to this Section 6:

(i)                                     “Appraisal Process” shall mean the following process: each of the corporation and the Requisite Holders shall select an independent appraiser of national recognition, which two appraisers shall select a third independent appraiser of national recognition, and this third appraiser shall place a value upon the applicable property, which appraisal shall be prepared as soon as practicable thereafter.  Such appraisal shall not discount the value of any securities for illiquidity or minority status and shall be binding upon all stockholders.  If required by any such appraiser, the corporation shall execute a retainer and engagement letter containing reasonable terms and conditions, including, without limitation, customary provisions concerning the rights of indemnification and contribution by the corporation in favor of such appraiser and its officers, directors, partners, employees, agents and affiliates.  The cost of such appraisal shall be borne equally by the corporation and the holders of the Series A Preferred Stock.

(ii)                                  “Enterprise Value” shall mean an amount equal to the corporation’s common equity value plus the value of its outstanding Preferred Stock and the amount of its funded debt minus the corporation’s cash and cash equivalents.

(iii)                               “Fair Market Value” mean the fair market value of a single share of Series A Preferred Stock as mutually agreed upon by the Board of Directors and the Requisite Holders, and, in the event that they are unable to reach agreement within a reasonable period of time (not to exceed thirty (30) days), such valuation amount shall be determined by the Appraisal Process.

7.                                      Status of Converted or Redeemed Stock.  In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 3 hereof or redeemed pursuant to Section 6 hereof, the shares so converted or redeemed shall be canceled and shall not be issuable by the corporation.

8.                                      Notices.  Any notice required by the provisions of this Article IV to be given to the holders of shares of Series A Preferred Stock shall be given by the corporation in writing by reputable overnight courier service (e.g., Federal Express) for next business day delivery, delivery fee to be paid by the corporation, addressed to each holder of record at the address appearing on the books of the corporation, and such notice shall be deemed given when delivered to such address by such courier service.

C.                                    Common Stock.

1.                                      Dividend Rights.  Subject to the participating rights of holders of Series A Preferred Stock and any other classes of stock at the time outstanding having prior rights as to dividends and any restrictions pursuant to the rights of any series of Preferred Stock as may be outstanding from time to time, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.                                      Liquidation Rights.  Upon a Liquidation Event, the assets of the corporation shall be distributed as provided in Section 2 of Division B of this Article IV.

3.                                      Redemption.  The Common Stock is not redeemable at the option of the holder of Common Stock.

4.                                      Voting Rights.  Subject to Section 5 of Division B of this Article IV, each holder of Class A Voting Common Stock shall have the right to twenty (20) votes for each share of Class A Voting Common Stock held by such holder, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.  The holders of Class B Nonvoting Common Stock shall have no voting rights, except as required by law.  Each holder of Class C Voting Common Stock shall have the right to one (1) vote for each share of Class C Voting Common Stock held by such holder, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

Except as otherwise provided in these Amended and Restated Articles of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE VII

Meetings of the stockholders may be held within or without the State of Michigan, as the Bylaws may provide.  The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Michigan at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

ARTICLE VIII

A director of the corporation shall, to the fullest extent permitted by the Business Corporation Act of the State of Michigan as it now exists or as it may hereafter be amended, not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 551 of the Business Corporation Act of the State of Michigan, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived any improper personal benefit.  If the Business Corporation Act of the State of Michigan is amended, after approval by the stockholders of this Article, to authorize corporate action to further eliminate or limit the personal liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided in the preceding sentence, shall automatically, by virtue hereof and without any further action on the part of the corporation or its stockholders, be eliminated or further limited to the fullest extent permitted by the Business Corporation Act of the State of Michigan, as so amended.

Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of the Amended and Restated Articles of Incorporation inconsistent with this Article VIII, by the stockholders of the corporation shall be prospective only and shall not apply to or adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or any limitation on the personal liability of a director of the corporation with regard to actions taken or omitted before, such amendment, repeal or modification.

ARTICLE IX

Except as provided in Section 5 of Division B of Article IV hereof, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE X

To the fullest extent permitted by applicable law, the corporation shall provide indemnification of (and advance of expenses to) the directors and officers of the corporation and is authorized to provide indemnification of (and advancement of expenses to) employees and agents of the corporation (and any other persons to which Business Corporation Act of the State of Michigan permits the corporation to provide indemnification).  In addition, the corporation is authorized to provide indemnification of (and advancement of expenses to) all of the foregoing persons, through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Sections 561 through 563, 564(a) through 564(c), 565, 567, 569 and 571 of the Business Corporation Act of the State of Michigan, subject only to limits created by applicable provisions of law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article X shall be prospective only and shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

SIXTH:  The foregoing amendment and restatement has been approved by the Board of Directors of the corporation.

The foregoing amendment was approved by the holders of the requisite number of shares of said corporation in accordance with Section 611(3) of the Business Corporation Act of the State of Michigan.

IN WITNESS WHEREOF, the undersigned has executed this certificate on March 31, 2014.

/s/ Sean Whelan
Sean Whelan, Secretary and Treasurer